Exhibit 99.1

Chase Packaging Corporation

FOR IMMEDIATE RELEASE

Chase Packaging Declares Semi-Annual

Stock Dividend on its Preferred Stock

Fair Haven, New Jersey – November 7, 2008  –  Chase Packaging Corporation, which trades over-the-counter under the symbol “CPKA” (“Pink Sheets”), today announced that its Board of Directors declared a semi-annual five percent stock dividend on its outstanding Series A 10% Convertible Preferred Stock (“Preferred Stock”).  Shareholders of record as of November 17, 2008, will receive the stock dividend for each share of Preferred Stock owned on that date, payable on December 1, 2008.

Cash in lieu of fractional shares will be paid to the shareholders.  As of November 6, 2008, Chase Packaging had 14,812 shares of Preferred Stock outstanding.

Chase ceased its prior packaging business operations as of December 31, 1997, and since that time the Company’s existence has been as a publicly traded development stage shell corporation.  Management of the Company is seeking to secure a suitable merger partner wishing to go public or attempt to acquire private companies to create investment value for the Company.  However, there is no assurance a transaction will be concluded.

This press release includes “forward-looking statements” within the meaning of Section 27A of  the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934,  as amended. These forward looking statements are based on our current expectations and  projections about future events. All statements other than statements of historical fact included in  this press release regarding the Company are forward looking statements. There can be no  assurance that those expectations and projections will prove to be correct.

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CONTACT:

Chase Packaging Corporation

Ann C.W. Green (732) 741-1500

Chief Financial Officer